Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-212388 of our report dated March 23, 2017, relating to the audit of the consolidated financial statements of HarborOne Bancorp, Inc. appearing in this Annual Report on Form 10-K of HarborOne Bancorp, Inc., for the year ended December 31, 2016.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

March 23, 2017